Exhibit 99.2

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933 and deemed filed pursuant to

Rule 14a-6(b) of the Securities Exchange Act of 1934.

Subject Company: Liberty Media Corporation

Commission File No.: 001-33982

1. Excerpts from Earnings Release

Highlights include:

•                  Entered into a comprehensive multi-year affiliation agreement with DISH Network at Starz Entertainment

•                  Repurchased $156 million of Liberty Capital stock, from July 31 through October 29, 2010, year-to-date purchases represent 13.9% of shares outstanding

•                  Changed the attribution of Starz Media from Liberty Capital to Liberty Starz

•                  Filed a preliminary proxy statement with the SEC for the split-off of Liberty Capital and Liberty Starz

•                  Value of Liberty’s stake in SIRIUS XM increased to $3.8 billion as of November 4, 2010

•                  Purchased additional 1.5% of the stock of Live Nation from former Chairman, Barry Diller, on November 4, 2010

LIBERTY STARZ GROUP — Liberty Starz group’s revenue increased 5% to $319 million, adjusted OIBDA decreased 3% to $89 million, and operating income increased 15% for the third quarter.  The increase in revenue was primarily driven by results at Starz Entertainment.  The decrease in adjusted OIBDA was primarily due to an increase in operating expenses at Starz Entertainment.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased 5% to $316 million in the third quarter while adjusted OIBDA decreased 1% to $92 million and operating income increased 12% to $87 million.  Starz Entertainment’s operating expenses increased 9% in the quarter as a result of higher programming costs associated with original programming, stronger box office performance of output titles aired during the period, and costs associated with the revenue earned on original programs.  Starz’ subscription units increased 1% and Encore subscriptions increased 4% vs. the third quarter 2009.

“Starz Entertainment enjoyed another solid quarter with continued positive revenue growth and the third consecutive quarter of sequential subscriber gains at Starz and Encore,” said Chris Albrecht, Starz, LLC, President and CEO.  “The business continues to perform well and we are pleased with a new, multi-year affiliation agreement signed with DISH Network last month.  We look forward to the return of Spartacus with the Gods of the Arena prequel in January.”

On September 16, 2010, Liberty Media’s board of directors approved a change in attribution of Liberty Media’s interest in Starz Media from its Capital group to its Starz group, effective September 30, 2010.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue increased 47% while adjusted OIBDA and operating losses decreased by $96 million and $91 million, respectively, for the third quarter.  The increase in revenue was primarily due to revenue growth at Starz Media related to theatrical and home video revenue from movies released by Overture Films.  The decrease in the adjusted OIBDA loss was primarily due to the number and timing of films released theatrically, on home video and through television by Starz Media and Overture Films and the related marketing expenses associated with these films.

“We continue to make significant progress in realigning and focusing the core Starz Media companies through the recent attribution of the Starz Media assets to the Liberty Starz group and the pending sale of the Film Roman animation studio,” said Chris Albrecht Starz, LLC, President and CEO.  “Though not complete, we are pleased with the progress achieved so far and the cleaner financial and operating structures of the combined businesses of Starz Entertainment and Starz Media.”

2. Excerpts from Slide Show

Q3 Highlights

•                  Liberty Media Corporation

•                  Filed preliminary proxy statement with SEC for split-off of Liberty Capital and Liberty Starz

•                  Liberty Starz

•                  Completed new affiliation agreement with DISH Network

•                  Changed attribution of Starz Media to Liberty Starz

•                  Liberty Capital

•                  Purchased 2.5m shares of Live Nation at $9.62 per share for total consideration of $24.4m

•                  Increased Liberty’s stake to 15.8%

•                  Repurchased $156m of Liberty Capital stock from July 31 through October 29, 2010

•                  Value of Liberty’s stake in SIRIUS XM increased to $3.8b as of November 4, 2010

***

Starz Entertainment

•                  Subscribers grew sequentially and vs. prior year

•                  First year-over-year increase since Q1-09

•                  Subscribers vs. Q3-09

•                  Starz — increased 1%

•                  Encore — increased 4%

•                  Subscribers vs. Q2-10

•                  Starz — increased 1%

•                  Encore — slight increase

•                  Completed multi-year agreement with DISH Network

•                  Includes Starz Online, Encore Online and MoviePlex Online

***

Priorities

•                  Liberty Media

•                  Progress with split-off of Liberty Capital and Liberty Starz

•                  Liberty Starz

•                  Cost-effectively develop compelling original programming to differentiate and strengthen Starz

•                  Evaluate opportunities for cash and balance sheet management

•                  Liberty Capital

•                  Deploy/invest excess capital

•                  Rationalize non-core investments

3. Excerpts from transcript of Earnings Call

Unidentified Company Representative  — Liberty Media Corporation

Good day, and welcome, everyone, to the Liberty Media Corporation quarterly earnings conference call. Today’s call is being recorded.

Greg Maffei  — Liberty Media Corporation - President and CEO

...I think we had another strong quarter, with solid operating performance across our businesses, led by our strong management teams. We had good progress at the Liberty level, we think, towards improving our clarity and moving forward on some structural items. At Liberty Media, we filed the preliminary proxy for the split off of Liberty

Capital and Liberty Starz. Prior to the split off, the Time Warner exchangeable debentures, the principal amount of which is $1.1 billion, will be reattributed from Liberty Capital to Liberty Interactive, along with cash and the stock underlying the exchangeable, which is approximately 21.18 [million] TWX shares, 5.5 million TWC shares, and 2 million AOL shares.

Looking at Liberty Starz, adjusted OIBDA was down slightly year-over-year, primarily due to the timing of certain marketing and release expenses, and original programming expenses. Chris will go into those in further detail, Chris Albrecht. Despite that, we remain comfortable with our 2010 guidance, which we offered up in November of 2009. The guidance range of 3% to 4% growth in revenue, and 5% to 10% growth in OIBDA. But I would note, we think that OIBDA growth will be towards the low end of the range.

We did also complete a new affiliation agreement with DISH. Importantly, a multi-year agreement. We increased subscriber accounts, both sequentially and year-over-year, versus declines at least some of the other premium categories. And we changed the attribution of Starz Media from Liberty Capital to Liberty Starz, better reflecting, in our judgment, how we operate the businesses. Starz Media results will be part of the attributed Liberty Starz income statement beginning in Q4. And the Liberty Starz balance sheet that we issued at the end of Q3 includes the Starz Media assets and liabilities.

Lastly, at Liberty Capital, SIRIUS XM, the largest asset in Liberty Capital, once again posted very strong financial results, driven by excellent operating performance including 335,000 net adds, expect to end the year with over 20.1 million subscribers. ARPU was up 6%, churn was down to 1.9%. The conversion rate was up to 48.1% versus 46.2% last year. And the SIRIUS stock price is trading at about $1.51 or $1.52, flirting back and forth, which values our equity stake in excess of $3.9 billion.

Also notably in the quarter, we capped at Liberty Capital, we repurchased $156 million worth of stock, from July 31 to actually October 29. So, a little past the end of the quarter.

And yesterday, as was reported on the Live Nation earnings call, we completed the purchase of 2.5 million shares of LYV, at $9.62 per share. We bought those shares from Mr. Diller, the former Chairman, for total consideration of $24.4 million. And that increased our stake in Live Nation to about 15.8%.

The Q3 summary and outlook. I feel that our businesses continue to post strong results in the face of an uncertain economy. Our priorities as we finish 2010 and look forward to 2011 include that Liberty Media continuing to progress with the, or make progress on the split off of Liberty Capital and Liberty Starz.

At Liberty Starz, we continue to hope to drive our cost effective original programming, to differentiate and strengthen the Starz business and brand, and we will evaluate opportunities for what to do with the cash, and to improve our balance sheet management. At Liberty Capital, we expect to continue to deploy or invest our excess capital. You’ve seen us do that heretofore in investments and in repurchase, and I expect those will be the two primary vehicles going forward. And again at Liberty Capital, we have a select group of noncore investments to rationalize.

Question

…I just have a question on the repurchase. You know, obviously the stocks been strong through the summer and the fall. And, I can see why it’s hard to find the right price to repurchase it at. But, is there anything structural that’s prohibiting you, or any reason why you wouldn’t have bought back any of the shares in the quarter?

Greg Maffei  — Liberty Media Corporation - President and CEO

[Y]ou’re talking about shares of Liberty Starz?

Question

Yes.

Greg Maffei  — Liberty Media Corporation - President and CEO

No, there is nothing structural, I think we outlined some of the reasons why we are putting some of the other pieces in place and some of our thinking about what we want to do with the capital. And, that’s probably been, — rather than dipping our toe, we’re trying to make some broader decisions.

Question

I know it’s kind of unfair to ask a coach, so what do you do if you lose the game? Although it seems to be okay in politics, ask people you know, what are you going to do when you lose the house.

But, in the event that you don’t get a declaratory ruling in your favor in Delaware, what do you do then? What sort of appeals process do you have? And on the flip side, if you do get that ruling, what sort of appeals process or — risk to finality could there be from one of the protesting bond holders? Basically just trying to get a handle on how long someone could string this process out, if they wanted to.

Greg Maffei  — Liberty Media Corporation - President and CEO

Well, when you’re dealing obviously with a litigation process, there is no absolute certainly. Our hope would be for fairly quick ruling, sometime in February, with the potential for appeals either way, by ourselves. Or, the other side that might take — stretch it out to as late as May. What would we do?

Well, there are obviously — first of all, we’re confident in our case. But, in the event that we were to lose, or lose on appeal, I certainly think there are alternatives we could imagine — a restructuring of the deal. The argument would be largely about have we, — as under the bond covenants — remove substantially all the assets, and all the businesses. So, you could imagine situations in which less portions of the business are split off.

That seems like the obvious remedy, I’m sure there are others as well. But, May would be the time when we would think an appeals process would end.

Question

Question on Starz about capital structure, considering the comment that was made about several more months to consider and evaluate different options. To set the expectations, should we be thinking that at least through the first quarter, maybe first half next year, that you would stay basically unlevered, and the capital structure would stay the same at Starz as we see it today, until you figure that out? Is that a fair assessment?

Greg Maffei  — Liberty Media Corporation - President and CEO

I don’t think we have a set time frame. I think we watch the bond market, and appealing rate at which companies can issue debt, including high yield issuers, and are quite attracted. And, on the other hand we still have not yet entirely figured out what we would do with incremental capital. So, we’re weighing those two pieces, but I don’t have a set date.

***

Forward Looking Statements

The foregoing press release, slide show and transcript include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, new service and product launches, the proposed split-off of the Liberty Capital and Liberty Starz tracking stock groups and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks and the satisfaction of the conditions to the proposed split-off. These forward looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this presentation.

Additional Information

Nothing in the foregoing press release, slide show or transcript shall constitute a solicitation to buy or an offer to sell shares of the split-off entity or any of Liberty’s tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement. Liberty Media stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein (a preliminary filing of which has been made with the SEC), because they will contain important information about the split-off. Copies of Liberty’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off. Information regarding Liberty Media’s directors and executive officers, those of the split-off entity and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC (a preliminary filing of which has been made with the SEC).